UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2006
V. F. Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina (Address of Principal Executive Offices)	27408 (Zip Code)
Registrant’s telephone number, including area code 336-424-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 13, 2006, VF Corporation announced plans to voluntarily withdraw the listing of its common stock from NYSE Arca, Inc., formerly the Pacific Exchange. VF’s common stock will continue to be listed on the New York Stock Exchange.
VF has decided to withdraw its listing from NYSE Arca, Inc. to reduce fees and duplicative administrative requirements associated with dual listings resulting from the NYSE Group’s recent merger with Archipelago Holdings, the parent company of NYSE Arca.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On December 12, 2006, Mackey McDonald, Chairman and Chief Executive Officer of VF Corporation, requested that the Board of Directors modify his change-in-control agreement, dated December 17, 2004, to delete Section 4(iii)(D)(1) of the agreement that provides for an additional payment to him (the “Excise Tax Gross-Up Payment”) such that he would retain an amount, after payment of all taxes, equal to all excise taxes imposed upon payments received in the event of a change-in-control. In response to Mr. McDonald’s request, the Board of Directors modified his change-in-control agreement to delete the Excise Tax Gross-Up Payment.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          The following is furnished as an exhibit to this report:

99.1	Press release of VF Corporation dated December 13, 2006.

By:	/s/ Candace S. Cummings
Candace S. Cummings
Vice President- Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of VF Corporation dated December ___, 2006